UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant [ ]

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[X]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12

BRIDGE BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRIDGE BANCORP, INC.
2200 Montauk Highway, P.O. Box 3005
Bridgehampton, NY 11932

March 23, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the AAnnual Meeting@) of Bridge Bancorp, Inc. (the ACompany@). Our Annual Meeting will be held at the offices of our subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, April 27, 2007 at 11:00 a.m.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to questions that shareholders may have. Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

The business to be conducted at the Annual Meeting consists of the election of three Directors and the ratification of the appointment of an Independent Registered Public Accounting Firm for the year ending December 31, 2007. The Board of Directors of the Company unanimously recommends a vote AFOR@ the election of Directors and AFOR@ the ratification of the appointment of Crowe Chizek and Company LLC as the Company=s Independent Registered Public Accounting Firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card, or cast your vote electronically, as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Thank you for your continued investment in Bridge Bancorp, Inc.

Sincerely,

Thomas J. Tobin
President and Chief Executive Officer

BRIDGE BANCORP, INC.
2200 Montauk Highway, P.O. Box 3005
Bridgehampton, NY 11932

NOTICE OF ANNUAL MEETING
TO BE HELD APRIL 27, 2007

To the Shareholders of Bridge Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (AAnnual Meeting@) of Bridge Bancorp, Inc. (the ACompany@) will be held at The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, April 27, 2007, at 11:00 a.m., for the purpose of considering and voting on the following matters:

1)	The election of three Directors to the Company=s Board of Directors, each to hold office for a term of three years or until their successors are elected and qualified;

2)	The ratification of the appointment of Crowe Chizek and Company LLC as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2007; and

such other business as may properly come before the Annual Meeting or any adjournments thereof.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, including all adjournments of the Annual Meeting. Only those shareholders of record at the close of business on March 9, 2007 shall be entitled to notice of and to vote at the Annual Meeting.

The Board of Directors believes that the election of nominees and the ratification of the appointment of Crowe Chizek and Company LLC as the Company’s Independent Registered Public Accounting Firm are in the best interests of the Company and its shareholders and unanimously recommends a vote FOR each item.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE ELECTRONICALLY AS PROVIDED HEREWITH.

By order of the Board of Directors

Sandra K. Novick
Senior Vice President and Corporate Secretary

March 23, 2007
Bridgehampton, New York

BRIDGE BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2007

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being furnished to shareholders of Bridge Bancorp, Inc. (the ACompany@) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (AAnnual Meeting@) to be held at The Bridgehampton National Bank (the ABank@), 2200 Montauk Highway, Bridgehampton, New York 11932, on April 27, 2007 at 11:00 a.m. or any adjournments thereof. The 2006 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended December 31, 2006, accompanies this Proxy Statement.

Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed envelope, or to vote electronically. Shareholders should indicate their votes in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the election of the nominees specified in this Proxy Statement and FOR the ratification of Crowe Chizek and Company LLC as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2007.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers discretionary authority on the designated proxy holder to vote the shares in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a revocation with the Secretary and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, by telephone or by facsimile by Directors, officers and employees of the Company, without additional compensation therefore.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 23, 2007.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company (the ACommon Stock@), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting. The close of business on March 9, 2007 has been fixed by the Board of Directors as the record date (ARecord Date@) for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 6,089,446 shares. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at this Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the issued and outstanding shares of Common Stock are required to file certain reports with the Securities and Exchange Commission (the ASEC@) and with the Company regarding such ownership. As of March 9, 2007, no person was known to the Company to be the beneficial owner of more than five percent of the Company=s issued and outstanding shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Directors and executive officers and related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2006. Such loans were made in the ordinary course of business at normal credit terms, including interest rate and security, and do not represent more than a normal risk of collection. No such loan was classified by the Bank as of December 31, 2006 as a non-accrual, past due, restructured or potential problem loan.

It is the current policy of the Company to prohibit the purchase of goods and services from related parties.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote AFOR@ the election of the three nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of Crowe Chizek and Company LLC as the Independent Registered Public Accounting Firm for the Company, by checking the appropriate box, a shareholder may: (i) vote AFOR@ the item; (ii) vote AAGAINST@ the item; or (iii) AABSTAIN@ from voting on such item. The ratification of this matter will be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked AABSTAIN.@

Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors.

ITEM 1 - ELECTION OF DIRECTORS

The Company=s Board of Directors currently consists of eight (8) members. The Board is divided into three classes as nearly equal in number as possible (Class A, B, and C). Each year one class of Directors is elected to serve for a three-year term or until their respective successors shall have been elected and qualified.

The Board of Directors has nominated Mr. Halsey, Ms. Hefter and Mr. Nolan for election as Class B Directors. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of these nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees would be unable to serve, if elected. There are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AFOR@ EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

The following table sets forth certain information, as of March 9, 2007, regarding the Board of Directors and executive officers who are not Directors.

Name and Age	Principal Occupation for Past Five Years	Director of the Company Since	Shares of Common Stock of the Company Beneficially Owned (1)	Percent

Nominees for Director
Class B (term expiring in 2010)

Thomas E. Halsey Age 67	Owner Halsey Farm	1969	69,155 (2)	1.1%

Marcia Z. Hefter Age 63	Vice Chairperson of the Board of the Company & the Bank Partner Esseks, Hefter & Angel, LLP Riverhead & Water Mill, NY	1988	39,482 (2)	0.6

Howard H. Nolan Age 46	Senior Executive Vice President and Chief Operating Officer of the Company & the Bank since June 26, 2006 Past Vice President, Finance Gentiva Health Services	2003	4,524 (4)	0.1

Directors Continuing in Office
Class C (term expiring in 2008)

Raymond Wesnofske Age 69	Chairperson of the Board of the Company & the Bank	1970	116,535 (2)	1.9

Name and Age	Principal Occupation for Past Five Years	Director of the Company Since	Shares of Common Stock of the Company Beneficially Owned (1)	Percent
Thomas J. Tobin Age 62	President and Chief Executive Officer of the Company & the Bank	1986	84,395 (5)	1.5

Charles I. Massoud Age 62	President Paumanok Vineyards	2002	4,755 (3)	0.1

Class A (term expiring in 2009)

R. Timothy Maran Age 65	Retired Insurance Broker, Maran Corporate Risk Associates, Inc.	1980	66,138 (2)	1.1

Dennis A. Suskind Age 64	Retired Partner, Goldman, Sachs & Co Co-Owner, Water Mill Party Director, New York Mercantile Exchange	2002	84,149 (6)	1.4

Executive Officers Who Are Not Directors

Janet T. Verneuille Age 46	Executive Vice President and Chief Financial Officer of the Company & the Bank; Treasurer of the Company		16,085 (7)	0.3

All Directors and Executive Officers as a Group (9 persons)			498,020 (8)	8.2%

(1)
Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person (or his or her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

(2)	Includes options to purchase 1,575 shares.
(3)	Includes options to purchase 975 shares.
(4)
Includes options to purchase 375 shares granted to Mr. Nolan under the 1996 Equity Incentive Plan and options to purchase 1,066 shares and 1,333 shares of restricted stock granted to Mr. Nolan under the 2006 Stock-Based Incentive Plan.

(5)
Includes options to purchase 24,932 shares and 90 shares of restricted stock granted to Mr. Tobin under the 1996 Equity Incentive Plan and options to purchase 1,066 shares and 1,334 shares of restricted stock granted to Mr. Tobin under the 2006 Stock-Based Incentive Plan.

(6)	Includes options to purchase 975 shares. Of the shares reported, 64,800 are listed as collateral for borrowings.
(7)
Includes options to purchase 1,407 shares and 34 shares of restricted stock granted to Ms. Verneuille under the 1996 Equity Incentive Plan and options to purchase 1,066 shares and 1,333 shares of restricted stock granted to Ms. Verneuille under the 2006 Stock-Based Incentive Plan.

(8)
Includes options to purchase 34,964 shares and 124 shares of restricted stock granted to the named Directors and Executive Officers under the 1996 Equity Incentive Plan and options to purchase 16,000 shares and 4,000 shares of restricted stock granted to the named Directors and Executives under the 2006 Stock-Based Incentive Plan.

DIRECTOR NOMINATIONS

The Board of Directors has not established a Nominating Committee for the selection of Directors to be elected by the shareholders. Nominations of Directors to the Board are determined by the full Board of Directors. The Board believes that it is appropriate to have the input of all Directors, rather than a Committee of the Board, with respect to the candidates to be considered for election to the Board by the shareholders. In this regard, the Board believes that each individual director has a unique insight into the operations of the Company and the Bank, the communities in which we operate, and the needs of the Company with respect to Board membership.

The Board has determined that, except as to Mr. Tobin and Mr. Nolan, each member of the Board is an Aindependent director@ within the meaning of the corporate governance listing standards that would be applicable to the Company if the Common Stock was quoted on the Stock Market (referred to in this proxy statement as the National Association of Securities Dealers Automated Quotation [NASDAQ®] corporate governance listing standards). Mr. Tobin and Mr. Nolan are not considered independent because they are executive officers of the Company. In reaching independence determinations of other Directors, the Board considered loans outstanding that were made on the same terms as available to others.

The Company does not currently have a charter or written policy with regard to the nomination process (other than for shareholder nominations). The Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company=s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives. If any member of the Board does not wish to continue in service, or if the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Board would solicit suggestions for director candidates from all Board members. The Board would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company=s;
•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;
•	is willing to devote the necessary time to the work of the Board and its Committees, which includes being available for Board and Committee meetings;
•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;
•	is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareholders; and
•	has the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a group, and not primarily a special interest group or constituency.

PROCEDURES FOR THE NOMINATION OF DIRECTORS BY SHAREHOLDERS

The Board has adopted procedures for the submission of director nominees by shareholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Board will consider candidates submitted by a shareholder. Shareholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932. The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company=s proxy materials for the preceding year=s annual meeting. The submission must include the following information:

•
the name and address of the shareholder as they appear on the Company=s books, and number of shares of Common Stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder=s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder=s ownership should be provided);

•	a statement of the candidate=s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and the Company;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;
•	detailed information about any relationship or understanding between the proposing shareholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholders at an annual meeting of shareholders must comply with the procedural and informational requirements described in AAdvance Notice of Nominations to Be Brought Before an Annual Meeting.@

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

A shareholder of the Company who wants to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, Attention: Board Administration. The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the Director or Directors to whom it is addressed;
•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

CODE OF ETHICS

The Board has adopted a Code of Ethics that is applicable to the officers, Directors and employees of the Company, including the Company=s principal executive officer, principal operating officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company=s website, www.bridgenb.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company=s website.

BOARD MEETINGS AND COMMITTEES

The Board has two standing committees to facilitate and assist the Board in executing of its responsibilities. The committees are currently the Audit Committee and the Compensation Committee. The table below shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee
Thomas E. Halsey *	Thomas E. Halsey
Charles I. Massoud	Marcia Z. Hefter
Dennis A. Suskind	R. Timothy Maran *
Raymond Wesnofske
*Committee Chairperson

The business of the Board of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their Committees. The Board of Directors of the Company and the Bank meets monthly, or more often as may be necessary. The Board of Directors of the Company and the Bank met sixteen times during 2006. No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of Committee meetings on which he or she served during 2006, including Board and Committee meetings of the Bank and the Company. All of the Directors, with the exception of Howard H. Nolan, attended the 2006 Annual Meeting of Shareholders on April 28, 2006.

THE AUDIT COMMITTEE

The Audit Committee consists of Directors Halsey (Acting Chairperson), Massoud and Suskind. Each member of the Audit Committee is considered Aindependent@ as defined in the NASDAQ® corporate governance listing standards and under SEC Rule 10A-3. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating the Independent Registered Public Accounting Firm to audit the annual consolidated financial statements of the Company;
•	overseeing the Company=s financial reporting processes in consultation with the Independent Registered Public Accounting Firm and the director of internal audit;
•
reviewing the annual audited consolidated financial statements, quarterly financial statements and the Independent Registered Public Accounting Firm=s report with management and the Independent Registered Public Accounting Firm and recommending inclusion of the annual audited consolidated financial statements in the Company=s annual report on Form 10-K;

•	maintaining direct lines of communication with the Board of Directors, Company management, internal audit staff and the Independent Registered Public Accounting Firm;
•	overseeing the internal audit staff and reviewing management=s administration of the system of internal accounting controls;
•	approving all engagements for audit and non-audit services by the Independent Registered Public Accounting Firm; and
•	reviewing the adequacy of the Audit Committee charter.

The Audit Committee met nine times during 2006. The Audit Committee reports to the Board on its activities and findings. The Board of Directors has determined that there is not an “Audit Committee Financial Expert” currently serving on the Audit Committee as that term is used in the rules and regulations of the SEC. In prior years, Howard Nolan who was an independent Director of the Company, was determined to be the Audit Committee Financial Expert. Mr. Nolan joined the Company as executive management in June 2006. Although another Director has not been added that qualifies as an Audit Committee Financial Expert as that term is used in the rules and regulations of the SEC, each of the other members understand financial statements and are well qualified to serve on the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company=s website, www.bridgenb.com.

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) auditing standards generally accepted in the United States of America and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management, and the Independent Registered Public Accounting Firm, the Company=s audited consolidated financial statements for the fiscal year ended December 31, 2006;
•	discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and
•
received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the Independent Registered Public Accounting Firm their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company=s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and be filed with the SEC. In addition, the Audit Committee selected Crowe Chizek and Company LLC to be the Company=s Independent Registered Public Accounting Firm for the year ending December 31, 2007, subject to the ratification of this appointment by the shareholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by Committee members:

Thomas E. Halsey, Acting Chairperson
Charles I. Massoud
Dennis A. Suskind

THE COMPENSATION COMMITTEE

The Compensation Committee has four members and met eight times in fiscal year 2006. The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent as defined in the NASDAQ® corporate governance listing standards. The Board has not adopted a charter for the Compensation Committee.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•
recommend to the Board for approval the base salary, incentive compensation and any other compensation for the Company’s Named Executive Officers (NEOs) including the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer;

•	monitor the Company’s short term incentive and stock based compensation plans; and

•	perform other functions or duties deemed appropriate by the Board.

Compensation recommendations for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer are made by the Compensation Committee to the Board of Directors. Decisions regarding non-equity compensation for the other officers are made under the authority of the Company’s Chief Executive Officer. The Committee has engaged Clark Consulting, an outside global human resources consulting firm, to conduct an annual review of its total compensation program for the Named Executive Officers as well as other key executives of the Company.

Compensation Committee meetings are regularly attended by the members of the committee, and at the request of the Committee, by the Chief Executive Officer and the Chief Operating Officer. At each meeting, the Compensation Committee meets in executive session which excludes the executive management. The Compensation Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance department support the Compensation Committee in its duties and, along with the Chief Operating Officer and the Chief Financial Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Messrs. Maran (Chairman), Halsey and Wesnofske and Ms. Hefter. None of these directors was during 2006, or is formerly, an officer of the Company and none had any relationship with the Company requiring disclosure in this proxy statement under Item 404 of SEC Regulation S-K. During the year ended December 31, 2006, the Company had no “interlocking” relationships in which (1) any executive officer is a member of the Board of Directors of another entity, one of whose executive officers is a member of the Company’s Board of Directors, or (2) any executive officer is a member of the Compensation Committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of the Compensation Program
The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is for the total compensation paid to the Named Executive Officers to be fair, reasonable and competitive.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer, and Chief Financial Officer during fiscal 2006, as well as the other individual included in the Summary Compensation Table on page 17, are referred to as the “Named Executive Officers” (NEOs).

Compensation Philosophy and Objectives
This compensation philosophy, established by the Compensation Committee of the Board, provides broad guidance on executive compensation and, more specifically, the compensation of the senior executive officers including the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer. Compensation comparisons are based on a peer group of banks, taking into consideration asset size, geographic location, and performance. However, reasonable exceptions to this compensation philosophy are considered appropriate as determined by the Compensation Committee.

Specifically, the compensation philosophy includes:
•	Aligning shareholder value with compensation;

•	Providing a direct and transparent link between the performance of the Bank and pay for the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer;

•	Aligning the interests of the Bank’s senior executive officers with that of the shareholders through performance-based incentive plans;

•	Making wise use of the Bank’s equity resources to ensure compatibility between management and shareholder interests; and

•	Awarding total compensation that is both reasonable and effective in attracting, motivating, and retaining key executives.

The compensation objectives of Bridge Bancorp, Inc. subject to experience and achieving plan performance, are to:
•	Pay base salaries to the Bank’s senior executives at a level consistent with the Bank’s performance related to the Bank’s selected peer group (the market);

•	Provide total cash compensation (salary and cash incentive compensation) to the Bank’s senior executives at a level consistent with performance related to market;

•	Provide total direct compensation (the sum of salary, cash incentives, and equity incentives) at a level consistent with performance related to market based on planned and cumulative performance; and

•	Align senior management’s interest with that of shareholders through increasing equity compensation relative to total incentive compensation.

In addition, the Company’s compensation philosophy is to provide retirement benefits that are competitive with market practice. The Compensation Committee of the Board annually reviews the administration of the compensation plan.

Role of Executive Officers in Compensation Decisions
The Committee makes all compensation decisions for the Named Executive Officers and approves recommendations regarding equity awards to certain officers of the Company.

The Chief Executive Officer and the Chief Operating Officer annually review the performance and recommend compensation for the Chief Financial Officer and other senior management of the Company that are not Named Executive Officers.

Setting Executive Compensation
Based on the foregoing philosophy and objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, Clark Consulting’s annual review provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers and on the recommendations being made by the Company’s management for other key executives.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded financial institutions that are comparable in asset size and performance (collectively, the “Compensation Peer Group”). When selecting the peer group, peer bank performance is taken into consideration. The key performance measures used in selecting the Company’s peer group are:

•	ROA
•	ROE
•	Net Interest Margin
•	Efficiency Ratio
•	Core EPS Growth
•	Total Three Year Return.

The Compensation Peer Group is periodically reviewed and updated by the Committee. The data is provided from SNL Financial and taken from the proxy filings of the Compensation Peer Group. Not all banks in the Compensation Peer Group reported data for the three NEOs.

The twenty companies comprising the Compensation Peer Group for the Chief Executive Officer are:

• Beverly National Corporation	• Pamrapo Bancorp, Inc.
• Brooklyn Federal Bancorp, Inc.	• Patriot National Bancorp, Inc.
• Calvin B. Taylor Bankshares, Inc.	• Peapack-Gladstone Financial Corporation
• Carver Bancorp, Inc.	• Severn Bancorp, Inc.
• Central Valley Community Bancorp	• Shore Bancshares Inc.
• Eagle Bancorp, Inc.	• Smithtown Bancorp, Inc.
• 1st Constitution Bancorp	• State Bancorp, Inc.
• First of Long Island Corporation	• Suffolk Bancorp
• Jeffersonville Bancorp	• Temecula Valley Bancorp Inc.
• North Bay Bancorp	• VSB Bancorp

The six companies comprising the Compensation Peer Group for the Chief Operating Officer are:

• Beverly National Corporation	• Peapack-Gladstone Financial Corporation
• Eagle Bancorp, Inc.	• Severn Bancorp, Inc.
• Jeffersonville Bancorp	• Shore Bancshares Inc.

The sixteen companies comprising the Compensation Peer Group for the Chief Financial Officer are:

• Beverly National Corporation	• Patriot National Bancorp, Inc.
• Brooklyn Federal Bancorp, Inc.	• Peapack-Gladstone Financial Corporation
• Carver Bancorp, Inc.	• Severn Bancorp, Inc.
• Central Valley Community Bancorp	• Shore Bancshares Inc.
• 1st Constitution Bancorp	• Smithtown Bancorp, Inc.
• First of Long Island Corporation	• State Bancorp, Inc.
• Jeffersonville Bancorp	• Suffolk Bancorp
• Pamrapo Bancorp, Inc.	• VSB Bancorp

All proxy data was updated using a method called “aging” that utilizes an annualized adjustment factor of 4.0. This exercise provided the applicable Compensation Peer Group salary for each NEO.

Clark Consulting utilized the 2006/2007 Watson Wyatt Survey Report on General Executive Compensation to provide competitive data for the NEO positions and to supplement the proxy benchmark. Data from this survey was effective as of May 1, 2006. Data is used from the Economic Research Institute (“ERI”) to assess the local cost of wages in the Bank’s local market. As a matter of compensation philosophy, regional adjustments made to the national data are based on the differential in salaries not the differential in cost of living. Adjustments based on the local salary differential will help ensure that the compensation is fair and competitive, relative to other banks and financial institutions in the area. Salary differential adjustments relative to the national average were based on the ERI data for Riverhead and Mastic, New York. Clark Consulting was unable to obtain specific ERI data for Bridgehampton but attained data for the closest locations to Bridgehampton in the ERI database. In each city, the cost of salaries is above the national average. The resulting adjustment was an increase to the national survey market data by 14.5%. This exercise provided the regionally adjusted benchmark salary from the 2006/2007 Watson Wyatt Survey Report on General Executive Compensation.

Each NEO’s current compensation was compared to an average of the applicable Compensation Peer Group salary and the regionally adjusted benchmark salary from the 2006/2007 Watson Wyatt Survey Report on General Executive Compensation. Overall base pay and total cash compensation is competitive with the market median. A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above.

2006 Executive Compensation Components
The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of both the Company’s performance in connection with year end results, as measured against designated targets, and the individual’s accomplishments. For fiscal year ended December 31, 2006, the principal components of compensation for Named Executive Officers were:

•	Base salary

•	Short term incentive program

•	Long term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and other personal benefits.

Base Salary
The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position will generally reflect +/- 15% of the market 50% percentile.

Short Term Incentive Program
Each NEO has an incentive opportunity defined by a target incentive and range that is based on their role and competitive market practice. Incentive targets/ranges are expressed as a percentage of base salary and determined based on competitive market practice for similar roles in similar organizations.

The Board established the financial performance targets to be used in establishing awards under the plan for fiscal 2006 through 2008, as well as the percentage of base salary that can be earned by each category of officer based on the achievement of targets. The criteria are applicable to all participants under the plan. The target levels are weighted and are based on (i) annual return on average equity, (ii) annual growth in earnings per share, (iii) efficiency ratio, and (iv) other company specific growth objectives. If none of the thresholds are achieved, no bonus is earned under the plan. However, the Compensation Committee may recommend to the Board a discretionary award to the NEOs that it considers reasonable. The amount of cash bonus that an executive can earn under the plan ranges from a minimum of 2.25% of salary for the CEO, 1.75% of salary for the COO, and 1.50% of salary for the CFO, to a maximum of 90% of salary for the CEO, 70% of salary for the COO, and 60% of salary for the CFO, if all the maximum targets are achieved. A minimum and maximum range for other officers and key managers may be earned. Actual payouts will vary based on performance achievement against predefined performance goals.

Long Term Stock Incentive Program
The 2006 Stock-Based Incentive Plan (“2006 SBIP”) was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders and is the successor plan to the Company’s 1996 Equity Incentive Plan, which expired in April 2006. The 2006 SBIP gives the Board the latitude to provide incentives and rewards to employees and Directors who are largely responsible for the success and growth of Bridge Bancorp, Inc. and its affiliates, and to assist all such entities in attracting and retaining experienced and qualified Directors, executives and other key employees.

Stock options may be either so-called incentive stock options, which bestow certain tax benefits on the optionee, or non-qualified stock options, not qualifying for such benefits. All options have an exercise price that is not less than the market value of the Company’s Common Stock on the date of the grant. Historically, stock based awards under the Company=s plans have either been stock options or shares of restricted stock (which are shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date). The vesting of restricted stock depends upon the executives continuing to render services to the Company. Restricted stock awards carry dividend rights from the date of grant. Restricted shares are forfeited if the award holder departs the Company before vesting. Options have no value unless the Company=s stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company=s stock.

The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of both the Company’s performance, as measured against designated targets, and the individual’s accomplishments.

Retirement and Other Benefits
The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the “Retirement Plan”) for eligible employees. All salaried employees at least age 21 who have completed at least one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the Named Executive Officers, in an amount equal to 1.50% of the participant’s average annual earnings multiplied by creditable service (up to 35 years) plus 1.00% of the participant’s average annual earnings multiplied by creditable service (in excess of 35 years) minus 0.49% of the participant’s final average compensation multiplied by creditable service (up to 35 years). As required by law, the Retirement Plan is covered by the insurance program of the Pension Benefit Guarantee Corporation.

In addition, the Bank has a Supplemental Executive Retirement Plan (the “SERP”), which is an actuarial plan, under which additional retirement benefits are accrued for eligible Executive Officers. Under the Supplemental Retirement Plan, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Bridgehampton Retirement Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is projected to receive under the Bridgehampton Retirement Plan at normal retirement.

The Bank also maintains a 401(k) plan for the benefit of its employees. The Bank matches 50% of the employee’s contribution up to a maximum of 3%. All employees, including the NEOs, can defer a minimum of 1% and a maximum of 75% of their annual income as long as the deferred compensation does not exceed annual Internal Revenue Service (IRS) limits.

Perquisites and Other Personal Benefits
The Company provides Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The Named Executive Officers are provided use of company automobiles and participation in the plans and programs described above. Attributed costs of personal benefits described for the Named Executive Officers for the fiscal year ended December 31, 2006 are included in column (i) of the “Summary Compensation Table” on page 17.

The Company and the Bank have entered into employment agreements with Mr. Tobin, Mr. Nolan and Ms. Verneuille. Information regarding these agreements is provided under the heading “Employment Agreements” on page 18.

Tax and Accounting Implications

Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, public companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each executive officer listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation. Although the Committee does not have a formal policy with respect to the payment of compensation in excess of the deductibility limits, compensation paid to the named executive officers historically has fallen within the tax code limitations for deductibility.

Accounting for Stock Based Compensation
Beginning on January 1, 2006, the Company began accounting for stock based payments including its Long Term Stock Incentive Program in accordance with the requirements of the Statements of Financial Accounting Standards (“SFAS”) 123(R), “Accounting for Stock-Based Compensation, Revised.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

R.Timothy Maran, Chairman
Thomas Halsey
Marcia Hefter
Raymond Wesnofske

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation received for the year ended December 31, 2006 by the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer of the Company and the Bank in 2006 (the “Named Executive Officers”). The officers of the Company are not compensated separately in any way for their services.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compen- sation (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5)	All Other Compen-sation (6)	Total
Thomas J. Tobin President & Chief Executive Officer	2006	$309,231	N/A	$12,741	$5,214	$105,111	$203,518	$37,283	$673,098
Howard H. Nolan Senior Executive Vice President & Chief Operating Officer	2006	$96,154 (7)	N/A	$1,346	$5,127	$26,317	-	$16,472	$145,416
Janet T. Verneuille Executive Vice President & Chief Financial Officer	2006	$174,423	N/A	$5,627	$5,127	$38,321	$30,719	$16,556	$270,773

(1)	Includes salary deferred at the election of the Named Executive Officers (such as deferred salary under the Company’s 401(k) Plan).
(2)
Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) of awards granted pursuant to the long term stock benefit plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote seven to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)
Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) of options pursuant to the long term stock benefit plan and thus may include amounts from options granted in 2006. Assumptions used in the calculation of these amounts are included in footnote seven to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(4)	The amounts represent cash awards to the Named Executive Officers under the short term incentive plan.
(5)	Based on the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2006.
(6)
Includes, among other things, Company contributions on behalf of the Named Executive Officers to the 401(k) Plan; director’s fees paid by the Company; and specified premiums paid by the Company on certain insurance arrangements on behalf of other executive officers. Listed amounts for 2006 include 401(k) Plan contributions by the Company on behalf of the Named Executive Officers Tobin and Verneuille of $6,600 and $6,552, respectively; director’s fees in the amount of $8,500 for Mr. Tobin and $13,200 for Mr. Nolan; dividends paid on unvested restricted stock in the amount of $2,422 and $909 for Mr. Tobin and Ms. Verneuille, respectively; the cost attributable to personal use of company provided automobiles of $8,784, $3,272 and $9,095 for Mr. Tobin, Mr. Nolan and Ms. Verneuille, respectively; meals reimbursed by the Company of $982 for Mr. Tobin and the following insurance premiums paid by the Company on behalf of Mr. Tobin: $4,810 in premiums paid on a life insurance policy and $5,185 in premiums paid on a long-term disability policy.

(7)
Mr. Nolan’s employment with the Company began on June 26, 2006. Prior to June 26, 2006, Mr. Nolan served as an outside Director and received Directors fees for that service. Mr. Nolan’s base salary for 2006 was $200,000.

Salary and non equity incentive plan compensation comprised the largest component of compensation for each of the Named Executive Officers. Specifically, salary and bonus comprised [46%] of Mr. Tobin’s total compensation, [66%] of Mr. Nolan’s total compensation, and [57%] of Ms. Verneuille’s total compensation.

EMPLOYMENT AGREEMENTS

The Company and the Bank have entered into a five-year employment agreement with Mr. Tobin and a two-year employment agreement with Ms. Verneuille. The agreements provide that if employment is terminated for reasons other than for cause or a change in control, the executive would be entitled to:

•	a lump sum payment equal to the individual’s base salary for the longer of the remaining term of the agreement or thirty-six months for Mr. Tobin (twenty-four months for Ms. Verneuille); and

•
an amount equal to the annual contributions or payments that would have been made on the executive’s behalf to any benefit plans of the Bank or the Company for the longer of (i) the remaining term of the agreement, or (ii) thirty-six months for Mr. Tobin (twenty-four months for Ms. Verneuille); and

•
the continuation of life, medical, health, disability and dental insurance coverage for the executive and his or her dependents until the earliest of the executive’s (i) death, (ii) employment by another employer, or (iii) the longer of (A) three years for Mr. Tobin (two years for Ms. Verneuille) or (B) the remaining term of the agreement.

The executive may resign from employment and receive the above benefits in the event of certain adverse changes in the executive’s employment conditions, including:

•	the failure to elect or re-elect or appoint or re-appoint the executive to his or her current position;

•	a material change in the executive’s functions, duties or responsibilities that would cause the executive’s position to become one of lesser responsibility, importance or scope;

•	a relocation of the executive’s principal place of employment outside of Southampton, East Hampton, Shelter Island, Southold or Riverhead;

•	a reduction in the benefits and perquisites provided to the executive;

•	a liquidation or dissolution of the Company or the Bank; or

•	a material breach of the agreement by the Company or the Bank.

In the event of disability, the executive will receive his or her salary, reduced by any disability benefits payable by the Bank, and the above health and medical insurance benefits for the earlier of two years or until the executive ceases to be disabled.

Under each of the agreements, in the event the executive’s employment is terminated following a change in control, the executive will receive the following benefits:

•	with respect to Mr. Tobin, a cash payment equal to 3.25 times the executive’s compensation for the prior year payable in a lump sum or over thirty-nine months as selected by the executive; and

•	with respect to Ms. Verneuille, a cash payment equal to 2.0 times the executive’s compensation for the prior year payable in a lump sum or over twenty-four months as selected by the executive; and

•	the continuation of the above health and medical insurance benefits above for thirty-nine months for Mr. Tobin (twenty-four months for Ms. Verneuille); and

•
an additional tax “gross-up” payment to make the executive whole in the event he or she incurred an “excess parachute payment” under Code Section 280G and was required to pay excise taxes on such excess parachute payment.

The Company and the Bank have also entered into an employment agreement with Mr. Nolan for a thirty-six-month term.

Mr. Nolan will be entitled to receive his earned but unpaid salary and his benefits under employee benefit plans sponsored by the Bank in the event of any of the following adverse changes in his employment conditions:

•	the failure to re-appoint Mr. Nolan to his current officer position, or the failure to appoint him to the Board of Directors or re-nominate him for election to the Board of Directors;

•	a material change in Mr. Nolan’s functions, duties or responsibilities which would cause his position to become one of lesser responsibility, importance or scope;

•	a liquidation or dissolution of the Bank or the Company;

•	a material breach of the employment agreement by the Bank or the Company which has not been cured within 30 days; or

•	the relocation of his principal place of employment outside of Southampton, East Hampton, Shelter Island, Southold or Riverhead.

In the event Mr. Nolan’s employment is terminated for any reason other than cause, disability, death or following a change in control, he will be entitled to receive his earned but unpaid salary and his benefits under employee benefit plans sponsored by the Bank.

If Mr. Nolan’s employment is terminated during the first eighteen months of his employment agreement term, he will be entitled to:

•
a lump sum cash payment equal to the greater of (i) the salary he would have earned if he had continued working for the Bank for the remainder of such initial eighteen-month period, or (ii) one-half of his annual salary; and

•	continued group health and medical benefits for the greater of six months or the remainder of such initial eighteen-month period.

If Mr. Nolan’s employment is terminated after the first eighteen months of his employment agreement term, he will be entitled to:

•
a lump sum cash payment equal to the greater of (i) the salary he would have earned if he had continued working for the Bank for the remainder of the initial thirty-six month term, or (ii) one-half of his annual salary; and

•	continued group health and medical benefits for the greater of six months or the remainder of the initial thirty-six month term.

In the event of a change in control, Mr. Nolan will be entitled to:

•	a lump sum payment equal to three times Mr. Nolan’s “base amount” of compensation as determined under Section 280G of the Internal Revenue Code; and

•	continued group health and medical benefits for thirty-six months following termination of employment.

•
In the event Mr. Nolan incurs an “excess parachute payment” under Code Section 280G, payments and benefits to Mr. Nolan on a change in control would be reduced to an amount in order to avoid such excess parachute payment.

In the event of his disability, Mr. Nolan will be entitled to:

•	payments under the Bank sponsored disability program; and

•
a supplemental payment for twenty-four months in an amount that, when combined with payments under the above disability insurance program, will equal Mr. Nolan’s monthly rate of salary prior to his termination of employment; and

•	continued health and medical insurance benefits for twenty-four months.

Under the employment agreements, the annual salary of the Named Executive Officers is revised annually by the Compensation Committee and Board of Directors. For 2007, the annual salary for Mr. Tobin, Mr. Nolan and Ms. Verneuille has been set at $310,000, $220,000, and $185,000, respectively.

The following table sets forth certain information pertaining to grants of Plan Based Awards to the NEOs during 2006.

GRANTS OF PLAN BASED AWARDS

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares or units (#) (3)	All other option awards: Number of securities underlying options (#) (4)	Exercise or base price of option awards	Grant date fair value of stock options (5)	Grant date fair value of stock awards (5)
T. Tobin	11/27/06				1,334	5,334	$25.25	$23,715	$33,684
	4/28/06	69,750	139,500	279,000
H. Nolan	11/27/06				1,333	5,333	$25.25	$23,711	$33,658
	6/26/06	18,027	36,055	72,110
J. Verneuille	11/27/06				1,333	5,333	$25.25	$23,711	$33,658
	4/28/06	26,250	52,500	105,000

(1)
Amounts shown in column (c) reflect the minimum payout level under the Company’s Short-Term Incentive Plan which is 50% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual’s 2006 salary and position.

(2)	Mr. Nolan was hired as the Chief Operating Officer in June 2006; therefore under the Company’s Short-Term Incentive Plan the amounts shown are pro-rated from his hire date.
(3)	The amounts shown in column (f) reflect the number of shares of restricted stock granted to each NEO pursuant to the Company’s 2006 Stock-Based Incentive Plan.
(4)	The amounts shown in column (g) reflect the number of stock options granted to each NEO pursuant to the Company’s 2006 Stock-Based Incentive Plan.
(5)
The amounts included in column (i) and column (j) reflect the full grant date fair value of the awards calculated in accordance with SFAS 123(R). Assumptions used in the calculations of these amounts are included in footnote seven to the Company’s audited financial statements for fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K.

On November 27, 2006, stock awards were granted under the 2006 Stock-Based Incentive Plan with a cliff vesting date of December 31, 2008. Dividends are paid on unvested stock awards. On November 27, 2006, incentive stock options were granted under the 2006 Stock-Based Incentive Plan of which one-fifth vested on December 31, 2006 with one-fifth vesting at year-end on each anniversary thereafter conditioned on continued service at the time of vesting with this award fully vested at December 31, 2010. In the case of Mr. Tobin, accelerated vesting has been applied to his retirement date.

The following table sets forth information pertaining to outstanding equity awards held by the NEOs as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(d)	(e)	(f)		(g)
Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable (5)	Option Exercise price ($)	Option Expiration Date	Number of shares or units of stock that have not vested		Market Value of shares or units of stock that have not vested (1)($)
T. Tobin	9,182		14.6667	1/19/2009	450	(2)	10,800
	6,000		12.5333	1/16/2012	90	(3)	2,160
	6,000		15.4667	1/15/2013	1,334	(4)	32,016
	3,000		24.0000	1/21/2014
	750		30.6000	1/21/2015
	1,066	4,268	25.2500	11/27/2016
H. Nolan	300		24.0000	1/21/2014	1,333	(4)	31,992
	75		30.6000	1/21/2015
	1,066	4,267	25.2500	11/27/2016
J. Verneuille	4,500		14.6667	1/19/2009	169	(2)	4,056
	2,250		15.4667	1/15/2013	34	(3)	816
	1,125		24.0000	1/21/2014	1,333	(4)	31,992
	282		30.6000	1/21/2015
	1,066	4,267	25.2500	11/27/2016

(1)	Amounts based on closing price of our Common Stock as of December 29, 2006 ($24.00), as reported on the NASDAQ®.
(2)	Restricted stock vested on January 16, 2007.
(3)	Restricted stock vests on January 14, 2008.
(4)	Restricted stock vests on December 31, 2008.
(5)	The remaining unvested stock options vest ratably over four years beginning December 31, 2007.

The following table sets forth information regarding the value realized by our NEOs on option award exercises and stock awards vested during the year ended December 31, 2006.

OPTIONS EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise	Value realized on exercise	Number of Shares acquired on vesting	Value Realized on vesting
T. Tobin	8,387	$53,311	1,170	$28,490
H. Nolan	0	$0	0	$0
J. Verneuille	0	$0	439	$10,690

The following table sets forth certain information pertaining to the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the Retirement Plan and the Supplemental Retirement Plan. The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during Last Fiscal Year
T. Tobin	New York State Bankers Retirement System Volume Submitter Plan as adopted by Bridgehampton National Bank	21.1670	$1,316,130	-
T. Tobin	Bridgehampton National Bank Supplemental Executive Retirement Plan	21.4167	$946,692
H. Nolan	New York State Bankers Retirement System Volume Submitter Plan as adopted by Bridgehampton National Bank	-	-	-
J. Verneuille	New York State Bankers Retirement System Volume Submitter Plan as adopted by Bridgehampton National Bank	13.8333	$137,653	-
J. Verneuille	Bridgehampton National Bank Supplemental Executive Retirement Plan	14.0833	$18,700

The Bank sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment or all years of service, if less than five. Compensation used to determine benefits is all wages, tips, and other compensation as reported on form W-2, such as any amounts which are treated as salary reduction contributions under a 401(k) plan, a cafeteria plan or a qualified flexible benefits plan. The Normal Benefit Form is payable as a Single Life Pension with 60 payments guaranteed. There are a number of optional forms of benefit available to the above participants, all of which are adjusted actuarially.

Participants are eligible for early retirement upon obtaining age 55. Mr. Tobin is the only NEO eligible for early retirement. Early retirement benefits are determined utilizing actuarial formulas that reduce the pension benefit for each year under the normal retirement age of 65.

As previously disclosed, the Bank maintains a SERP for the benefit of Mr. Tobin and Ms. Verneuille. Amounts in the 401(k) Plan portion of the SERP are credited with earnings each year in the same percentages as the participant’s account under the Bank’s 401(k) Plan earns income.

Payments under the 401(k) Plan portion of the SERP begin within one year after the participant separates from service with the Bank. Payments under the pension plan portion of the SERP begin at the same time as distributions are made to the participant under the pension plan. In the event of a change in control of the Bank, the SERP will be terminated and amounts will be paid to participants in a single lump sum payment on the date of the change in control.

The following table shows as of December 31, 2006, Bank contributions and earnings, and the aggregate vested account balances of Mr. Tobin and Ms. Verneuille under the 401(k) Plan portion of the SERP. The vested balances of Mr. Tobin and Ms. Verneuille under the pension plan portion of the SERP are included in the Pension Benefits table.

NONQUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
T. Tobin	-	$13,766	$14,390	-	$123,811
H. Nolan	-	-	-	-	-
J. Verneuille	-	$7,055	$1,231	-	$30,920

POTENTIAL PAYMENT UPON TERMINATION OR A CHANGE IN CONTROL

Under the terms of their employment agreements, the NEOs are entitled to certain payments upon a termination of employment, including a termination of employment following a change in control. Additionally, the vesting of options and stock awards may accelerate upon a termination of employment or upon a change in control. Set forth below is information as of December 31, 2006, regarding potential payments to the NEOs following a termination of employment.

In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company. Mr. Tobin and Ms. Verneuille are participants in the SERP described in the Nonqualified Deferred Compensation section of this proxy, in which their benefits are fully vested as of December 31, 2006. Details regarding their vested benefits in the SERP are disclosed in the Pension Benefits table and the Nonqualified Deferred Compensation table of this proxy.

	Involuntary Termination	Involuntary Termination after Change in Control	Disability	Death
Thomas J. Tobin
2006 Stock Based Incentive Plan (1)	-	$44,976	$44,976	$44,976
Employment Agreement	$1,128,667(2)	$1,228,468(3)	$328,139(4)	-

Howard H. Nolan
2006 Stock Based Incentive Plan (5)	-	$31,992	$31,992	$31,992
Employment Agreement	$212,000(6)	$572,810(7)	$239,920(8)	-

Janet T. Verneuille
2006 Stock Based Incentive Plan (9)	-	$36,864	$36,864	$36,864
Employment Agreement	$409,823(10)	$457,399(11)	$212,420(12)	-

(1)
This amount represents 1,874 unvested restricted stock awards that were granted to Mr. Tobin. Unvested awards fully vest upon death, disability, a change in control of the Bank or Company, and retirement following the attainment of age 65. As of December 31, 2006, Mr. Tobin was 62 years of age, and not eligible for retirement. The shares were valued at $24 per share on December 31, 2006. Amount excludes the value of all unvested stock options where the exercise price exceeds $24 per share.
(2)
This amount represents the sum of (i) 3 times Mr. Tobin’s 2006 base salary of $310,000, (ii) Bank contributions to continued health and medical coverage for 36 months, and (iii) contributions or payments to benefit plans of the Bank that would have been made on Mr. Tobin’s behalf as if he had continued working for 36 months following termination of employment. Amounts payable by the Bank on an event of termination or a voluntary resignation following a change in control of the Bank are subject to a two year non-compete restriction and his agreement not to disclose any confidential information.

(3)
The estimated severance to Mr. Tobin on a change in control would not trigger an “excess parachute payment” under Code Section 280G. Therefore, no tax “gross up” payment is required under the employment agreement.

(4)
In the event of his disability, Mr. Tobin will receive his base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs. This amount represents the total payments and benefits that Mr. Tobin would receive for such 2-year period, less amounts payable under any disability programs.

(5)
This amount represents 1,333 unvested restricted stock awards that were granted to Mr. Nolan. Unvested awards fully vest upon death, disability, a change in control of the Bank or Company, and retirement following the attainment of age 65. As of December 31, 2006, Mr. Nolan was 46 years of age. The shares were valued at $24 per share on December 31, 2006. Amount excludes the value of all unvested stock options where the exercise price exceeds $24 per share.

(6)
This amount represents the sum of (i) the greater of Mr. Nolan’s base salary for the remainder of the “initial period” (e.g., first 18 months) of his employment agreement, or 1/2 of his 2006 base salary of $200,000, and (ii) Bank contribution to continued health and medical coverage for the greater of 6 months or the remainder of the initial period. Amounts payable by the Bank on an event of termination or a change in control of the Bank are subject to a one year non-compete and non-solicitation restriction.

(7)
The estimated severance and value of other benefits to Mr. Nolan under his employment agreement on a change in control is $572,810, which amount has been reduced in order to avoid an excess parachute payment under Code Section 280G.

(8)
In the event of his disability, Mr. Nolan will receive his base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs. This amount represents the total payments and benefits that Mr. Nolan would receive for such 2-year period, less amounts payable under any disability programs.

(9)
This amount represents 1,536 unvested restricted stock awards that were granted to Ms. Verneuille. Unvested awards fully vest upon death, disability, a change in control of the Bank or Company, and retirement following the attainment of age 65. As of December 31, 2006, Ms. Verneuille was 46 years of age. The shares were valued at $24 per share on December 31, 2006. Amount excludes the value of all unvested stock options where the exercise price exceeds $24 per share.

(10)
This amount represents the sum of (i) 2 times Ms. Verneuille’s 2006 base salary of $175,000, (ii) Bank contributions to continued health and medical coverage for 24 months, and (iii) contributions or payments to benefit plans of the Bank that would have been made on Ms. Verneuille’s behalf as if she had continued working for 24 months following termination of employment. Amounts payable by the Bank on an event of termination or a change in control of the Bank are subject to a one year non-compete restriction and her agreement not to disclose any confidential information.

(11)
The estimated severance to Ms. Verneuille on a change in control would not trigger an “excess parachute payment” under Code Section 280G. Therefore, no tax “gross up” payment is required under the employment agreement.

(12)
In the event of her disability, Ms. Verneuille will receive her base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs. This amount represents the total payments and benefits that Ms. Verneuille would receive for such 2-year period, less amounts payable under any disability programs.

DIRECTOR COMPENSATION

Cash Compensation Paid to Board Members

Directors of the Company are not compensated separately for their services as members of the Board of Directors of the Company. All of the members of the Board of Directors of the Company also serve on the Board of the Bank, for which they are compensated. As of January 1, 2006, each outside (non-employee) Director receives an annual fee of $7,500 from the Bank. The Chairperson of the Board of Directors receives an additional annual fee of $4,500. The Vice Chairperson of the Board of Directors, and the Chairperson of the Audit Committee, receives an additional annual fee of $2,500. All Outside Directors are compensated $500 for each Board meeting. Directors who are members of the Audit

Committee are compensated $400 per meeting attended. Directors who are members of the Compensation/Personnel Committee are compensated $400 per meeting attended. Directors are compensated $300 for all other Committee meetings attended.

Stock Option Program

During 2006 the outside Directors were eligible to receive equity incentive awards; however, none were granted.

Director Summary Compensation Table

The following table sets forth information pertaining to the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas E. Halsey	$25,325	$0	$0	$0	$0	$25,325
Marcia Z. Hefter	$27,300	$0	$0	$0	$0	$27,300
R. Timothy Maran	$20,500	$0	$0	$0	$0	$20,500
Charles I. Massoud	$24,100	$0	$0	$0	$0	$24,100
Dennis A. Suskind	$24,000	$0	$0	$0	$0	$24,000
Raymond Wesnofske	$26,900	$0	$0	$0	$0	$26,900
(1)
Thomas J. Tobin, the Company’s President and Chief Executive Officer, and Howard H. Nolan, the Company’s Senior Executive Vice President and Chief Operating Officer, are not included in this table as they are employees of the Company. The compensation received by Messrs. Tobin and Nolan are shown in the Summary Compensation Table.

(2)
Under the 1996 Equity Incentive Plan option awards have been granted to the Directors and are outstanding to the Directors in the following amounts: Thomas E. Halsey has1,575 option awards, Marcia Z. Hefter has 1,575 option awards, R. Timothy Maran has 1,575 option awards, Charles I. Massoud has 975 option awards, Dennis A. Suskind has 975 option awards and Raymond Wesnofske has 1,575 option awards.

ITEM 2 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Chizek and Company LLC (“Crowe Chizek”), was the Independent Registered Public Accounting Firm of the Company for the year ended December 31, 2006, and has been selected to serve as the Company’s Independent Registered Public Accounting Firm for 2007. Representatives of Crowe Chizek are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of Crowe Chizek is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Crowe Chizek, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.

FEES PAID TO CROWE CHIZEK

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Chizek during 2006 and 2005:

Audit Fees. The audit fees billed for professional services rendered by Crowe Chizek for the audit of the Company’s annual consolidated financial statements for the most recent fiscal year, for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the audits of internal control over financial reporting and management’s assessment of internal control over financial reporting for the most recent fiscal year were $178,500. For the 2005 fiscal year, such fees were $164,500.

Audit Related Fees. Crowe Chizek did not provide any services to the Company relating to assurance and related services that are reasonably related to the performance of the audit and the review of the financial statements that are not already reported in Audit Fees above during the fiscal years ended December 31, 2006 and 2005.

Tax Fees. Crowe Chizek did not provide any services to the Company relating to tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2006 and 2005.

All Other Fees. Crowe Chizek did not provide any other services to the Company during the fiscal years ended December 31, 2006 and 2005.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Crowe Chizek are submitted to the director of internal audit, who subsequently requests pre-approval from the Audit Committee Chairperson. A schedule of approved services is then reviewed and approved by the entire Audit Committee at the next Audit Committee meeting.

REQUIRED VOTE AND RECOMMENDATION OF THE BOARD OF DIRECTORS

In order to ratify the selection of Crowe Chizek and Company LLC as the Company’s Independent Registered Public Accounting Firm for the 2007 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE CHIZEK AND COMPANY LLC AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive office, 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, no later than November 23, 2007. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF NOMINATIONS TO BE BROUGHT BEFORE AN ANNUAL MEETING

The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The Bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

In accordance with the foregoing, advance notice for certain business or nominations to the Board of Directors to be brought before the 2008 Annual Meeting of Shareholders must be given to the Company by December 21, 2007.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly. For your convenience, you may also cast your vote electronically.

Thank you for your continued interest in and support of Bridge Bancorp, Inc.

AN ADDITIONAL COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO SANDRA K. NOVICK, SENIOR VICE PRESIDENT AND CORPORATE SECRETARY, 2200 MONTAUK HIGHWAY, P.O. BOX 3005, BRIDGEHAMPTON, NEW YORK 11932, OR CALL (631) 537-1001, EXT. 7230.

By Order of the Board of Directors

Sandra K. Novick
Senior Vice President and Corporate Secretary

Bridgehampton, New York
March 23, 2007